UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 22, 2016
(Date of earliest event reported:  April 21, 2016)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One New York Plaza New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Lorenzo Delpani’s Transition and Separation Agreement and Release. As previously disclosed on a Current Report on Form 8-K that each of Revlon, Inc. (“Revlon”) and Revlon Consumer Products Corporation (“RCPC”, together with Revlon, the “Company”) filed with the SEC on March 4, 2016, the Company and Lorenzo Delpani entered into a Transition and Separation Agreement and Release on March 1, 2016 (the “TSA”) in connection with the transition of his duties and responsibilities as the Company’s former President and Chief Executive Officer.

On April 21, 2016, the Company and Mr. Delpani entered into an amendment to the TSA (the “TSA Amendment”) pursuant to which on April 22, 2016 the Company (i) paid Mr. Delpani $1,600,000 in consideration for the cancellation of his 65,703 restricted shares of Revlon Class A common stock that were otherwise scheduled to vest on March 15, 2017; and (ii) repurchased from Mr. Delpani his 72,895 vested shares of Revlon, Inc. Class A common stock for an aggregate purchase price of $2,684,722, based on the $36.83 NYSE per share closing price of Revlon, Inc. Class A common stock on April 20, 2016.

In connection with the TSA Amendment, the parties have agreed that Mr. Delpani will not stand for re-election to serve as a member of Revlon’s Board at Revlon’s 2016 annual stockholders’ meeting scheduled to be held on June 9, 2016 and will also cease to serve as a member of RCPC’s Board as of that date.

The foregoing description is qualified by reference to the full text of the TSA Amendment, which is filed as Exhibit 10.1 attached hereto and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01.                          Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

10.1	Amendment to the Transition and Separation Agreement and Release entered into between the Company and Lorenzo Delpani, dated April 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Michael T. Sheehan
Michael T. Sheehan
Senior Vice President, Deputy General Counsel and Secretary

Date: April 22, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to the Transition and Separation Agreement and Release entered into between the Company and Lorenzo Delpani, dated April 21, 2016.